                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           PRICE ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             PRICE ENTERPRISES, INC
                             4649 MORENA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92117

                             ---------------------

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

To The Stockholders of
Price Enterprises, Inc.

    Notice is hereby given that the Annual Meeting of the Stockholders (the "Meeting") of PRICE ENTERPRISES, INC. (the "Company") will be held at the San Diego Hilton Beach and Tennis Resort, 1775 E. Mission Bay Drive, San Diego, California 92109, on Tuesday, January 16, 1996, at 10:00 a.m., for the following purposes:

        1.  To  elect Directors for  the ensuing  year to serve  until the  next
    Annual Meeting of Stockholders and until their successors are elected and have qualified. The present Board of Directors of the Company has nominated and recommends for election as directors the following seven persons:

Nancy Y. Bekavac           Katherine L. Hensley       Robert E. Price
William P. Dickey          Leon C. Janks
Murray L. Galinson         Paul A. Peterson

        2. To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on November 20, 1995 as the record date for this solicitation.

    Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Daniel T. Carter, SECRETARY

San Diego, California
December 13, 1995

                            PRICE ENTERPRISES, INC.
                             4649 MORENA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92117

                            ------------------------

                                PROXY STATEMENT

    The Board of Directors of Price Enterprises, Inc. (the "Company") is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 10:00 a.m. on Tuesday, January 16, 1996, at the San Diego Hilton Beach and Tennis Resort, 1775 E. Mission Bay Drive, San Diego, California 92109. This Proxy Statement was first mailed to stockholders on or about December 13, 1995.

    All stockholders who find it convenient to do so are cordially urged to attend the Meeting in person. In any event, please sign, date and return the Proxy in the enclosed envelope.

    A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the Proxy, or by executing a later Proxy or by attending the Meeting and voting in person. Unrevoked Proxies will be voted in accordance with the instructions therein indicated, or if there are no such instructions, such Proxies will be voted for the election of the Board's nominees for directors.

    The close of business on November 20, 1995 is the record date with respect to this solicitation. As of that date, 23,234,866 shares of Common Stock, $.0001 par value ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by Proxy at the Meeting, constitutes a quorum. All shares represented by Proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

    A plurality of the votes cast at the Meeting is required to elect directors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting is required for approval of all other matters presented at the Meeting.

    The cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy will be borne by the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of shares of the Company's Common Stock as of November 20, 1995 by (i) certain of the Company's executive officers and directors, (ii) all of the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to beneficially own more than five percent of the Common Stock.

                                                                             PERCENT
                                                    AMOUNT AND NATURE OF   BENEFICIALLY
NAME AND ADDRESS (1)                                BENEFICIAL OWNERSHIP      OWNED
--------------------------------------------------  --------------------   ------------
Robert E. Price...................................       2,627,628(2)          11.3%
Paul A. Peterson..................................         244,279(3)           1.1%
Nancy Y. Bekavac..................................           2,000(4)           *
Murray L. Galinson................................           5,000(5)           *
Katherine L. Hensley..............................           2,365(6)           *
Leon C. Janks.....................................             -0-(7)           *
James D. Sinegal..................................             -0-              *
William P. Dickey (Nominee).......................             -0-              *
Theodore Wallace..................................          51,291(8)           *
Daniel T. Carter..................................          15,000(9)           *
Steven A. Velazquez...............................          15,238(10)          *
Joseph J. Tebo....................................          20,100(11)          *
Sol Price.........................................       8,293,660(12)         35.7%
Jeffrey S. Halis..................................       1,175,200(13)          5.1%
All Executive Officers and Directors as a group
 (13 persons).....................................       3,003,867             12.9%

------------------------
 * Less than 1% beneficially owned.

 (1) The address for all persons listed, other than Sol Price and Jeffrey S. Halis, is c/o the Company, 4649 Morena Boulevard, San Diego, California 92117. The address for Sol Price is c/o Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037. The address for Jeffrey S. Halis is 500 Park Avenue, Fifth Floor, New York, New York 10022.

 (2) 2,627,128 shares are beneficially owned by Robert E. Price. Of such 2,627,128 shares, 92,132 shares are held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 500 shares which are held by a foundation of which Mr. Price is a director.

 (3) Includes 10,000 shares subject to non-qualified stock options which are exercisable after December 21, 1995. All such options have an exercise price of $14.00 and expire on December 21, 2004. Excludes 40,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2004.

 (4) Includes 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1995. All such options have an exercise price of $14.00 and expire on December 21, 2004. Excludes 8,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2004.

 (5) Includes 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1995. All such options have an exercise price of $14.00 and expire on December 21, 2004. Excludes 8,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2004. Includes

    1,500 shares held by a partnership for the benefit of Mr. Galinson's adult children, over which Mr. Galinson exercises sole investment power. Mr. Galinson disclaims beneficial ownership over such 1,500 shares.

 (6) Includes 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1995. All such options have an exercise price of $14.00 and expire on December 21, 2004. Excludes 8,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2004.

 (7) Excludes 10,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $12.00 and expire on March 24, 2005.

 (8) Includes 20,000 shares subject to non-qualified stock options which are exercisable after January 12, 1995. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 80,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

 (9) Includes 15,000 shares subject to non-qualified stock options which are exercisable after January 12, 1995. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 60,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(10) Includes 15,000 shares subject to non-qualified stock options which are exercisable after January 12, 1995. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 60,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(11) Includes 20,000 shares subject to non-qualified stock options which are exercisable after January 12, 1995. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 80,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(12) 8,293,160 shares are beneficially owned by Sol Price and are held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 500 shares which are held by a foundation of which Mr. Price is a director.

(13) 1,085,000 shares are owned by Tyndall Partners, L.P., a Delaware limited partnership. 90,200 shares are owned by Madison Avenue Partners, L.P., a Delaware limited partnership. Pursuant to the Agreement of Limited Partnership of each of Tyndall Partners, L.P. and Madison Avenue Partners, L.P., Jeffrey S. Halis possesses sole voting and investment control over all securities owned by Tyndall Partners, L.P. and Madison Avenue Partners, L.P., respectively. All information concerning Mr. Halis, Tyndall Partners, L.P. and Madison Avenue Partners, L.P. is based upon information provided to the Company by Mr. Halis.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company has nominated and recommends for election as Directors the following seven persons to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees, other than William P. Dickey, are presently Directors of the Company. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required. In the event that a nominee for Director is proposed at the Meeting, the enclosed proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors.

    The table below indicates the name, position with the Company and age of each nominee for Director.

                  NAME                     POSITION WITH PRICE ENTERPRISES   AGE
----------------------------------------  ---------------------------------  ---
Robert E. Price                           Chairman of the Board, President   53
                                           and Chief Executive Officer
Paul A. Peterson                          Vice Chairman of the Board         67
Nancy Y. Bekavac                          Director                           48
Murray L. Galinson                        Director                           58
Katherine L. Hensley                      Director                           58
Leon C. Janks                             Director                           46
William P. Dickey                         Nominee for Director               52

    Robert E. Price has been Chairman of the Board, President and Chief Executive Officer of Price Enterprises since July 28, 1994. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a Director of The Price Company. Mr. Price served as Chairman of the Board of The Price Company from January 1989 to October 1993, and as its President from 1976 until December 1990. In addition to his role in Price Enterprises, Mr. Price also serves as (i) President and Chief Executive Officer of Price Real Estate, Inc., Price Global Trading, Inc. and Old MC, Inc., (ii) Chief Executive Officer of Price Quest, Inc., and (iii) a Director of Price Real Estate, Inc., Price Global Trading, Inc., Price Quest, Inc., Price Ventures, Inc. and Old MC, Inc.

    Paul A. Peterson is a lawyer and is a senior member of the law firm of Peterson & Price in San Diego. He was a Director of Price/Costco, Inc. from October 1993 until December 1994. From 1976 to October 1993, he was Secretary and, except for a period of eleven months in 1982, a Director of The Price Company. Mr. Peterson served as Vice Chairman of the Board of The Price Company from November 1991 to October 1993. Mr. Peterson also serves as a Director of Price Real Estate, Inc., Price Global Trading, Inc., Price Quest, Inc., Price Ventures, Inc. and Old MC, Inc.

    Katherine L. Hensley is presently Of Counsel to the law firm of O'Melveny & Myers in Los Angeles, California. Ms. Hensley joined O'Melveny & Myers in 1978 and was a partner from 1986 to February 1992. Ms. Hensley is a Trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

    Nancy Y. Bekavac has been the President of Scripps College in Claremont, California since July 1990. From September 1988 to May 1990, Ms. Bekavac was Counselor to the President of Dartmouth College in Hanover, New Hampshire. Ms. Bekavac is also a Director of Pioneer Hi-Bred International, Inc. and Electro Rent Corporation.

    Murray L. Galinson has been the President and Chief Executive Officer of San Diego National Bank and SDNB Financial Corp. since September 1984 and has been a Director of both entities since their inception in 1981. Mr. Galinson's name has been submitted to the President of the United States for nomination as a United States District Judge for the Southern District of California. If Mr. Galinson is nominated by the President and his appointment is then confirmed by the United States Senate, the Company anticipates that Mr. Galinson would resign as a Director of the Company. If Mr. Galinson were to resign prior to the Meeting, the Board of Directors would designate a substitute nominee. If Mr. Galinson is elected as a Director at the Meeting and he were to resign after that time, the Board of Directors has the authority under the Company's By-laws to fill such vacancy at its discretion.

    Leon C. Janks has been a Partner in the accounting firm of Alder, Green & Hasson in Los Angeles, California since 1980. Mr. Janks has extensive experience in domestic and international business serving a wide variety of clients in diverse businesses.

    William P. Dickey has been the owner and President of W.P. Dickey & Co., Ltd., a California real estate investment and advisory firm, since October 1991. From February 1986 to November 1990, he was a Managing Director at The First Boston Corporation, an investment banking firm (now known as CS First Boston). Prior to joining First Boston, Mr. Dickey was a Partner with the law firm of Cravath, Swaine & Moore from May 1980 to February 1986. Mr. Dickey is a Trustee of The Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers, a Director of HGI Realty, Inc., a publicly-traded REIT which owns factory outlet shopping centers, and a Director of Mezzanine Capital Property Investors, a privately-held REIT with an investment focus on office properties.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

    The Board of Directors held four meetings during fiscal 1995. Each person who was a director during fiscal 1995 attended more than 75% of the total number of meetings of the Board (except that James Sinegal abstained from participating in two meetings).

COMMITTEES OF PRICE ENTERPRISES

    AUDIT COMMITTEE. The Audit Committee, which consists of Ms. Bekavac and Messrs. Janks and Peterson, held two meetings during fiscal 1995, which were attended by all members. The Audit Committee reviews the annual audits of Price Enterprises' independent public accountants, Ernst & Young, LLP; reviews and evaluates internal accounting controls; recommends the selection of the Company's independent public accountants; reviews and passes upon (or ratifies) related party transactions; and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, Price Enterprises and its independent public accountants.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Ms. Bekavac, Mr. Galinson and Ms. Hensley, held five meetings during fiscal 1995 which were attended by all members. The Compensation Committee reviews salaries, bonuses and stock options of executive officers of Price Enterprises, and administers Price Enterprises' executive compensation policies and stock option plans.

    NOMINATING COMMITTEE. The Nominating Committee, which consists of Ms. Hensley and Messrs. Peterson and Price, held one meeting in fiscal 1995 which was attended by all members. The Nominating Committee recommends candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

    REAL ESTATE COMMITTEE. The Real Estate Committee, which consists of Messrs. Peterson and Price, held 25 meetings in fiscal 1995 which were attended by all members. The Real Estate Committee reviews and approves (i) sales (including sale-leasebacks), leases, conveyances, transfers or other dispositions of real property, and (ii) purchases, leases or other acquisitions of real property, except, in each case for any such transactions entered into in the ordinary course of business of Price Enterprises.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of Messrs. Galinson, Price and Peterson, held no formal meetings during fiscal 1995. The Executive Committee has been established with all powers and rights necessary to exercise the full authorities of the Board of Directors in the management of the business and affairs of Price Enterprises, except as provided in the Delaware General Corporation Law or the Bylaws of Price Enterprises.

    FINANCE COMMITTEE. The Finance Committee, which consists of Messrs. Price, Galinson and Janks, held one meeting in fiscal 1995 which was attended by all members. The Finance Committee reviews and makes recommendations with respect to
(i) annual budgets, (ii) investments, (iii) financing arrangements and (iv) the creation, incurrence, assumption or guaranty by Price Enterprises of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of Price Enterprises.

COMPENSATION OF THE BOARD OF DIRECTORS

    Each outside director of Price Enterprises (other than Mr. Peterson) receives $20,000 per year for serving on the Board of Directors and an additional $5,000 per year for serving as chairman of any committee of the Board. Mr. Peterson received $75,000 per year until July 1, 1995, at which time his compensation was increased to $100,000 per year, for his services as Vice Chairman of the Board and as a chairman or member of any committee of the Board. In addition, outside directors (other than Mr. Peterson) who serve on committees of the Board (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairman or vice chairman of any Committee may receive additional compensation to be fixed by the Board. Each non-employee director is eligible to receive stock grants and stock options pursuant to The Price Enterprises Directors' 1995 Stock Option Plan. Employee directors are eligible to receive stock grants and stock options pursuant to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan.

    Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

                             EXECUTIVE COMPENSATION

    The following table shows, for fiscal years 1993, 1994 and 1995, the compensation earned by the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers") at the end of fiscal 1995. Amounts shown for fiscal years 1993 and 1994 represent monies paid and stock options granted by Price/Costco, Inc. to such employees prior to the formation of Price Enterprises, Inc. as of the beginning of fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                  ANNUAL COMPENSATION               -----------------
                                     ---------------------------------------------     SECURITIES
        NAME AND                                                  OTHER ANNUAL         UNDERLYING            ALL OTHER
 PRINCIPAL POSITION(S)      YEAR     SALARY ($)    BONUS ($)   COMPENSATION ($)(1)  OPTIONS/SARS (#)    COMPENSATION ($)(2)
------------------------  ---------  -----------  -----------  -------------------  -----------------  ---------------------
Robert E. Price,               1995     243,340          -0-             -0-                  -0-                9,500
President and Chief            1994     295,385          -0-             -0-               34,100               16,759
Executive Officer              1993     270,000          -0-             -0-                  -0-               16,563
Theodore Wallace,              1995     215,191          -0-         100,000(3)           100,000                9,500
Executive Vice-President       1994     259,584       36,000          70,528(4)            20,000               16,759
                               1993     259,584          -0-             -0-               21,300               16,563
Daniel T. Carter,              1995     179,361       35,000             -0-               75,000                9,280
Executive                      1994     147,692       27,000             -0-               15,000               10,588
Vice-President,
CFO and Secretary              1993     133,846          -0-             -0-                7,987                9,790
Steven A. Velazquez,           1995     188,051          -0-          75,000(3)            75,000                9,500
Executive Vice-President       1994     225,000       36,000             -0-               20,000               16,000
                               1993     211,615          -0-             -0-               13,312               15,334
Joseph J. Tebo                 1995     162,176          -0-             -0-              100,000                  -0-
President of Price             1994         N/A          N/A             N/A                  N/A                  N/A
Ventures, Inc.                 1993         N/A          N/A             N/A                  N/A                  N/A

------------------------------
(1) Except as otherwise indicated, perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) Amounts shown for fiscal 1995 constitute contributions to The Price Enterprises Inc. Profit Sharing and 401(k) Plan and the Company's 401(k) matching contributions of $250 on behalf of each Named Executive Officer (other than $140 on behalf of Mr. Carter).

(3) Amounts constitute retention bonuses paid to Messrs. Wallace and Velazquez for agreeing to transfer employment from Price/Costco, Inc. to the Company in fiscal 1995.

(4) Represents $52,190 paid to reimburse Mr. Wallace for a decline in the market value of his home which was sold in connection with his relocation at the request of Price/Costco, Inc. (net of a mortgage prepayment penalty which was paid by Mr. Wallace) and $18,338 paid to reimburse Mr. Wallace for income taxes related to such payments.

    The following table sets forth information regarding the grant of stock options during fiscal 1995 to the Named Executive Officers:

                          OPTION GRANTS IN FISCAL 1995

                                                                                                  POTENTIAL
                                                                                             REALIZABLE VALUE AT
                                               INDIVIDUAL GRANTS                                ASSUMED ANNUAL
                     ----------------------------------------------------------------------  RATES OF STOCK PRICE
                          NUMBER OF          PERCENT OF TOTAL       EXERCISE                     APPRECIATION
                         SECURITIES         OPTIONS GRANTED TO        PRICE                  FOR OPTION TERM (1)
                         UNDERLYING              EMPLOYEES          PER SHARE   EXPIRATION   --------------------
       NAME          OPTIONS GRANTED (#)   IN FISCAL 1995 (2)(%)     ($/SH)      DATE (3)     5% ($)     10% ($)
-------------------  -------------------  -----------------------  -----------  -----------  ---------  ---------
Robert E. Price                 -0-                    N/A                N/A          N/A         N/A        N/A
Theodore Wallace            100,000                   9.18              11.25      1/12/01     382,608    868,006
Daniel T. Carter             75,000                   6.89              11.25      1/12/01     286,956    651,005
Steven A. Velazquez          75,000                   6.89              11.25      1/12/01     286,956    651,005
Joseph J. Tebo              100,000                   9.18              11.25      1/12/01     382,608    868,006

------------------------------
(1) The dollar amounts under these columns are the result of calculations at the assumed compounded market appreciation rates of 5% and 10% as required by the Securities and Exchange Commission over a six-year term and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

(2) No stock appreciation rights were granted to any of the Named Executive Officers or other Company employees in fiscal 1995.

(3) The options become exercisable at 20% per year over a period of five years from the date of grant and expire six years from the date of grant.

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1995 and unexercised options held as of September 3, 1995.

                      OPTION EXERCISES IN FISCAL 1995 AND
                        SEPTEMBER 3, 1995 OPTION VALUES

                                                                                         VALUE OF
                                                                                       UNEXERCISED
                                                                 NUMBER OF             IN-THE-MONEY
                                                                UNEXERCISED             OPTIONS AT
                                                                 OPTIONS AT            SEPTEMBER 3,
                                                            SEPTEMBER 3, 1995(#)       1995 ($)(1)
                          NUMBER OF SHARES                  --------------------  ----------------------
                             ACQUIRED ON         VALUE          EXERCISABLE/           EXERCISABLE/
          NAME              EXERCISE (#)     REALIZED ($)      UNEXERCISABLE          UNEXERCISABLE
------------------------  -----------------  -------------  --------------------  ----------------------
Robert E. Price                     N/A              N/A                  N/A                    N/A
Theodore Wallace                    -0-              -0-          -0-/100,000            -0-/325,000
Daniel T. Carter                    -0-              -0-           -0-/75,000            -0-/243,750
Steven A. Velazquez                 -0-              -0-           -0-/75,000            -0-/243,750
Joseph J. Tebo                      -0-              -0-          -0-/100,000            -0-/325,000

------------------------
(1) Based a price of $14.50 per share, the last reported sales price of the Company's Common Stock on September 1, 1995, as quoted by The Nasdaq Stock Market National Market.

PROFIT SHARING AND 401(K) PLAN

    From August 29, 1994 until January 1, 1995, employees of Price/Costco, Inc., who were leased to Price Enterprises and its subsidiaries, generally received benefits under The Price Company Retirement Plan or under The Price Company 401(k) Plan. Subsequent to January 1, 1995, the Board of Directors of Price Enterprises adopted The Price Enterprises Inc. Profit Sharing and 401(k) Plan (the "Plan"), which includes terms and conditions substantially similar to The Price Company Retirement Plan and The Price Company 401(k) Plan.

    The Plan is a profit-sharing plan designed to be a "qualified" plan under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), covering all non-union employees who have completed one year of service, as that term is defined in the Plan. Under the Plan, the Company may, in its discretion, make annual contributions which shall not exceed for each participant the lesser of: (a) 25% of the participant's compensation for such year, or (b) the greater of (i) 25% of the defined benefit dollar limitation then in effect under section 415(b)(1) of the Code or (ii) $30,000. In addition, participants may make voluntary contributions. In addition, the Plan permits employees to defer (in accordance with section 401(k) of the Code) a portion of their salary and contribute those deferrals to the Plan.

    All participants in the Plan are fully vested in their voluntary contributions. Vesting in the remainder of a participant's account is based upon his or her years of service with the Company and in his or her salary deferrals. A participant initially is 20% vested after the completion of two years of service with the Company, an additional 20% vested after the completion of three years of service, and an additional 20% vested after the completion of each of his or her next three years of service, so that the participant is 100% vested after the completion of six years of service.

    A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65, or death. In addition, the Plan provides that the Board of Directors of the Company may at any time declare the Plan partially or completely terminated, in which event the account of each participant with respect to whom the Plan is terminated will become fully vested.

    The Board of Directors also has the right at any time to discontinue contributions to the Plan. If the Company fails to make one or more substantial contributions to the Plan for any period of three consecutive years in each year of which the Company realized substantial current earnings, such failure will automatically be deemed a complete discontinuance of contributions. In the event of such a complete discontinuance of contributions, the account of each participant will become fully vested.

EMPLOYMENT CONTRACTS

    Steven Velazquez is the only one of the Named Executive Officers that presently has an employment agreement with the Company. Mr. Velazquez originally entered into an employment agreement with Price Enterprises for a term of one year commencing November 1, 1994, which has been extended to January 31, 1996. Pursuant to this agreement, Mr. Velazquez receives a base annual salary of $175,000 during the term of this agreement. Mr. Velazquez may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to Price Enterprises' interests, without the prior written consent of Price Enterprises. The agreement provides that Mr. Velazquez will be eligible to participate in the Company's bonus plan and receive all other benefits offered to officers under Price Enterprises' standard company benefits practices and plans. Mr. Velazquez may terminate the agreement at any time on 30 days' prior written notice. Price Enterprises may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Velazquez. In the event that Price Enterprises terminates the agreement for any reason other than cause, or if there is a substantial and material change in Mr. Velazquez' job responsibilities resulting from an action by Price Enterprises, Mr. Velazquez shall be entitled to a severance payment of $337,500, less applicable deductions and withholdings, and to inclusion in the stock option plan, profit sharing and 401(k) plan and medical plans of Price Enterprises for the remainder of the term of the agreement. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Velazquez by reason of his termination, and Price Enterprises is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1995, the Company's Compensation Committee consisted of Ms. Bekavac, Mr. Galinson and Ms. Hensley. Prior to the consummation of the exchange offer by Price/Costco, Inc. through which Price Enterprises, Inc. became a publicly-held corporation (the "Exchange Offer"), the Company's initial three-member Board of Directors, consisting of Messrs. Peterson, Price and James
D. Sinegal (the "Initial Board"), supervised matters regarding executive compensation. In addition to his role as a Director, Mr. Price is also Chairman of the Board, Chief Executive Officer and President of the Company. In addition to his role as a Director of the Company, James D. Sinegal is also the President, Chief Executive Officer and a Director of Price/Costco, Inc. For a discussion of certain transactions between the Company and Price/Costco, Inc., see "Certain Relationships and Related Transactions -- Relationship with Price/Costco, Inc." set forth elsewhere in this Proxy Statement.

JOINT REPORT ON EXECUTIVE COMPENSATION

    In this year of transition, executive compensation was first supervised by the Initial Board, and thereafter by the expanded Board of Directors and its Compensation Committee. As noted above, the Company's Initial Board was composed of Robert Price, Paul Peterson and James Sinegal. Upon consummation of the Exchange Offer on December 21, 1994, Ms. Bekavac, Mr. Galinson, and Ms. Hensley joined the Board, and effective March 24, 1995, Mr. Janks became the seventh Board member.

    The Compensation Committee is composed of three independent non-employee directors: Ms. Bekavac, Mr. Galinson and Ms. Hensley. The Committee is responsible for reviewing salaries, bonuses and stock options of the executive officers of the Company (which include the Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents of the Company), and administering the Company's compensation plans for senior officers and the Company's stock option plan, including the granting of options and awards of stock thereunder.

    The following report is a joint report of the Initial Board, the current Board, and the Compensation Committee.

    GENERAL COMPENSATION PHILOSOPHY

    The Company's executive compensation policies are designed with the following objectives: (i) to attract and retain talented executives; (ii) to appropriately reward individual achievement; and (iii) to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company's executives with those of its stockholders. To accomplish these objectives the Company's executive compensation program consists of: (i) annual base salaries; (ii) cash bonuses; and (iii) stock option grants.

    Executive officers also participate in other benefit plans available to employees generally, including the Company's Profit Sharing and 401(k) Plan and a medical plan.

    ANNUAL BASE SALARIES AND BONUSES

    Base salaries are determined by considering the recommendations of the Chief Executive Officer, together with such factors as job complexity, level of responsibility, how the position relates to the Company's long-term strategic goals, and the particular individual's skills, experience and background. While there were no pre-established weightings given to these factors, particular importance was placed on attracting and retaining quality individuals in this first year of the Company's existence in order to develop an effective executive team for the Company. The aforementioned six-member Board of Directors approved the annual base salaries for Robert Price, Daniel Carter and Theodore Wallace. The Initial Board approved the annual base salaries for the remaining executive officers.

    The Company's discretionary annual bonus program is designed to reward the Company's executive officers for individual achievement in supporting the fulfillment of corporate objectives. During the past year the Compensation Committee awarded a bonus to the Company's Chief Financial Officer (Daniel Carter) and its General Counsel (Robert Gans), in recognition of their efforts with regard to the Company's "spin off" from Price/Costco, Inc. and the establishment of essential policies and procedures for the new Company. In addition, upon formation of the Company, each of Theodore Wallace and Steven Velazquez received a retention bonus for agreeing to transfer employment from Price/Costco, Inc. to the Company.

    STOCK OPTIONS

    The long-term incentive aspect of the Company's executive compensation program is realized by the granting of stock options. During this initial year of the Company, stock option awards have been viewed as a particularly effective tool to attract experienced and talented employees, and to encourage their long-term quality performance with the Company. Stock options are granted by the Compensation Committee at a price equal to the fair market value on the date of grant. Stock options are generally exercisable at the rate of 20% per year, thereby providing an incentive for the grantee to remain with the Company. Since the value of the stock option is dependent upon stock performance, the stock option program directly aligns employee compensation with the interests of the Company's stockholders. Stock options are granted by the Compensation Committee based upon the recommendations of senior management. In making option grants, the Compensation Committee considers the anticipated future performance of the employee and that individual's ability to positively impact the achievement of the Company's objectives.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Robert Price is the Chairman, Chief Executive Officer and President of the Company. The extent of Mr. Price's significant expertise and potential for guiding the development of the Company in its formative year were considered in approving Mr. Price's annual base salary. No independent surveys were commissioned to determine competitive compensation since the Board considered Mr. Price's annual base salary of $225,000 to be modest, in view of his position and responsibilities with the Company. Additionally, Mr. Price declined to be considered for receipt of either a cash bonus or stock option grant for the fiscal 1995 period. Mr. Price nonetheless maintains a personal economic interest in the performance of the Company, in view of Mr. Price's ownership of approximately 11.3% of the Company's outstanding Common Stock.

    OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION

    It is the responsibility of the Board (or Compensation Committee) to address the issues raised by a recent change in the tax laws which made certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, a determination must be made as to whether any actions with respect to this new limit should be taken by the Company. At this time, it is not anticipated that any executive officer will receive compensation in excess of this limit. Therefore, no action was taken to comply with the new limit. Appropriate action will be taken if it is warranted in the future.

    SUMMARY

    It is believed that the above-described cash compensation program and long-term incentives in the form of stock option awards provided to the Company's executive officers function effectively, so as to link employee performance with the performance of the Company and increasing stockholder value.

Nancy Bekavac
Murray Galinson
Katherine Hensley
Leon Janks
Paul Peterson
Robert Price
James Sinegal

PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the shares of the Company's Common Stock for fiscal year 1995 (commencing on December 21, 1994, the date on which the Company became a publicly-held corporation) with the cumulative total return of The Nasdaq Stock Market Index
(US)(1) and a peer group comprised of certain other real estate operators and lessors(2) over the same period (assuming the investment of $100 in the Common Stock, stocks comprising The Nasdaq Stock Market Index (US) and stocks comprising the peer group on December 21, 1994 and the reinvestment of all dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURNS SINCE DECEMBER 21, 1994(3) AMONG PRICE ENTERPRISES, INC., THE NASDAQ STOCK MARKET INDEX (US)
         AND A PEER GROUP OF CERTAIN REAL ESTATE OPERATORS AND LESSORS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            COMPANY INDEX   MARKET INDEX   PEER INDEX
12/21/94               100            100          100
1/3/95              89.286        100.934      100.505
2/3/95              80.357        104.866       98.338
3/3/95              91.071        108.719      101.187
4/3/95              85.268        111.314      104.166
5/3/95              82.143        115.503      104.379
6/2/95              86.607        118.805      106.809
7/3/95              96.429        127.222      112.955
8/3/95             105.357        133.671      120.408
9/1/95             104.117         138.92      124.495

------------------------
(1) The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all U.S. Nasdaq Stock Market companies.

(2) The peer group index was prepared by the Center for Research in Security Prices and includes certain U.S.-based securities traded on the NYSE, AMEX and NASDAQ with standard industrial codes (SIC) of 6510-6519, generally comprising Real Estate Operators (except Developers) and Lessors. The peer group companies include American Industrial Properties, REIT, Cardinal
    Realty Services, Inc., Crocker Realty Investors, Inc., EB Inc., Great Northern Iron Ore Properties, Gyrodyne Company America, Inc., Home Holdings, Inc., Hospitality Franchise Systems, Inc., Independence Holding Co., Insignia Financial Group, Inc., Intergroup Corp., Irvine Apartment Communities, Inc., LNH REIT, Inc., J.W. Mays, Inc., Midwest Real Estate Shopping Center, L.P., National Capital Management Corp., Pamida Holdings Corp., Presidential Realty Corp., The Price REIT, Resurgence Properties, Inc., Rouse Company, Shopco Laurel Center, L.P., Shopco Stores, Inc., Simon Property Group, Inc., Sizeler Property Investors, Inc., United Dominion Realty Trust, Inc., United Mobile Homes, Inc., Urban Shopping Centers, Inc. and Weingarten Realty Investors. Peer return is weighted by market capitalization.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The lines on the graph represent monthly index levels derived from compounded daily returns including all dividends. The indices are reweighted daily, using market capitalization on the previous trading day.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    RELATIONSHIP WITH PRICE/COSTCO, INC.

    The Company has a substantial relationship with Price/Costco, Inc ("PriceCostco"). Mr. James D. Sinegal, presently a Director of the Company, is also the Chief Executive Officer, President and a Director of PriceCostco. The Company leases four properties to PriceCostco for use as Price Club warehouse clubs, which generated rents of approximately $8.6 million in fiscal 1995. Pursuant to the Amended and Restated Agreement of Transfer and Plan of Exchange between the Company and PriceCostco, the Company repurchased approximately 3.8 million shares of its Common Stock from PriceCostco on February 21, 1995 for approximately $45.9 million, payable in the form of a promissory note due December 1996 secured by the 3.8 million repurchased shares. On April 20, 1995, the Company sold its 51% interest in Mexico Clubs, LLC (which owns 50% of Price Club Mexico) to PriceCostco, and $30.5 million of the proceeds were applied against the $45.9 million promissory note; at the closing, the Company also received a $4 million payment from Price Club Mexico.

    The Company owns 51% of Price Quest, Inc. ("Price Quest"), with PriceCostco owning the remaining 49% interest. Pursuant to an Operating Agreement between Price Quest and PriceCostco, PriceCostco is obligated to provide floor space in certain Price Club and Costco warehouse clubs for the Quest electronic shopping kiosk network, the Price Club travel program and the Price Club automobile buying/referral program (each of which are owned by Price Quest), as well as certain staffing, cashiering and other services in exchange for a fee based on sales, and subject to certain conditions. Under the Operating Agreement, Price Quest is obligated to purchase a minimum of $3 million of advertising in Price/Costco's membership publications in fiscal 1995 and 1996. In fiscal 1995, Price Quest paid PriceCostco aggregate payments of approximately $9.0 million pursuant to the Operating Agreement. In addition, Price Quest paid PriceCostco approximately $5.9 million in connection with certain display inventory used in the Quest electronic kiosk areas at the warehouse clubs. In addition, there are other agreements among PriceCostco, the Company and Price Quest including agreements regarding trademarks and trade names, certain non-competition provisions, and transfer restrictions if either the Company or PriceCostco offers to transfer, sell, assign or otherwise dispose of its interest in the corporation.

    The Company owns 51% of Price Global Trading, Inc. ("Price Global"), with PriceCostco owning the remaining 49% interest. Pursuant to an Operating Agreement between Price Global Trading and PriceCostco, PriceCostco is obligated to provide certain buying support, merchandising services, training and other information to Price Global for a period of five years. Price Global reimburses PriceCostco for its costs of providing such services. In addition, there are other agreements among PriceCostco, the Company and Price Global including agreements regarding trademarks and trade names, certain non-competition provisions, and transfer restrictions if either the Company or PriceCostco offers to transfer, sell, assign or otherwise dispose of its interest in the corporation.

    RELATIONSHIP WITH THE PRICE REIT

    The Company has engaged in certain transactions which indirectly benefit The Price REIT, a publicly-held real estate investment trust. Sol Price, who beneficially owns approximately 35.7% of the Company's outstanding Common Stock, is the father of Robert Price, the Chairman of the Board, President and Chief Executive Officer of the Company. Sol Price also has beneficial ownership through various family and charitable trusts of approximately 9% of the Class B Common Stock of The Price REIT. The Price REIT owns all of the outstanding preferred stock and is entitled to receive 90% of the cash flow of K&F Development Company.

    On August 29, 1994, the Company entered into a development agreement with K&F Development Company for the development of four properties. Under this agreement, K&F Development Company will receive development fees of 6% of the aggregate construction costs expended with respect to such properties.

    K&F Development Company and The Price Company, a subsidiary of PriceCostco, previously entered into a development agreement dated December 16, 1993, in connection with the development (except for the development of the Price Club located on such property) of the Company's property located in Pentagon City, Virginia (the "Pentagon City Property"). In connection with the Exchange Offer transaction, PriceCostco assigned this development agreement to the Company. Pursuant to this agreement (i) K&F Development Company received a development fee equal to 3% of the aggregate construction costs expended with respect to such property; (ii) all operating cash flows generated from the Pentagon City Property (other than the Price Club located on such property) were allocated to the Company until the property generated a return on "invested capital" of 9% ("invested capital" means all costs associated with the development of the property, plus 4% of such costs, compounded annually); and
(iii) all operating cash flows in excess of the amount allocated to the Company (as described in the previous clause) were allocated 75% to the Company and 25% to K&F Development Company. In addition, upon any sale of the Pentagon City Property by the Company in which the return on invested capital exceeds 9%, K&F Development Company was entitled to receive 25% of the net sale proceeds in excess of the Company's invested capital and its return on such invested capital of 9%. On October 1, 1995 the Company and K&F terminated the Pentagon City development agreement. Prior to termination the Company paid to K&F $845,731, and under the terms of the termination agreement, the Company paid K&F Development Company an additional $850,000 in full and final settlement of any and all remaining amounts due to K&F under the Pentagon City Property development agreement.

    On August 29, 1994, the Company entered into a Consulting Agreement with K&F Development Company pursuant to which K&F would provide strategic and consulting services for the next two years to the Company. K&F Development Company was to receive $500,000 annually as payment for such services. During fiscal year 1995, K&F Development Company received $500,000 under the Consulting Agreement. The Consulting Agreement was terminated by mutual agreement on September 3, 1995. The Company and K&F entered in a new Consulting Agreement as of September 4, 1995 which expires on February 28, 1996. K&F will receive $90,000 as payment for services to be performed under the new Consulting Agreement.

    On March 7, 1995, the Company entered into three separate Brokerage Agreements with K&F Development Company to sell and/or lease 16 of the Company's properties. Under the terms of these Brokerage Agreements, K&F will earn a brokerage fee of up to 5.0% of ten times the fixed annual rent for new tenants introduced by K&F. In addition, K&F can earn up to a maximum of 5.0% of the gross proceeds received by the Company upon the sales of these properties, if sold to purchasers introduced by K&F.

    On September 29, 1995, the Company entered into a Brokerage and Consulting Agreement with K&F Development Company for the development of property located in Dallas, Texas. Pursuant to this agreement, K&F receives (i) development fees of $100,000, and (ii) an incentive bonus equal to (A) 25% of all profits (as defined therein) earned by the Company in excess of $1,550,000, less (B) the development fees earned by K&F. In addition, K&F will act as the exclusive broker for this project. As the exclusive broker, K&F will earn a brokerage fee equal to 3.0% of ten times the fixed annual rent paid by tenants of the project, subject to a cap of $850,000.

    In addition, The Price REIT performs property management services for certain of the properties owned by the Company. In fiscal year 1995 the Company paid $737,000 in fees to The Price REIT for such management services.

    RELATIONSHIP WITH WILLIAM P. DICKEY

    William P. Dickey, a nominee for Director, provided strategic consulting services to the Company from May 1 to August 31, 1995, pursuant to which Mr. Dickey was paid $30,000. In addition, the Company may retain Mr. Dickey to perform strategic consulting services to the Company in fiscal year 1996.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    The Company's financial statements for the year ended September 3, 1995 have been examined by Ernst & Young, LLP. A representative of Ernst & Young, LLP is expected to be available at the Meeting to respond to appropriate questions and to make a statement if he desires to do so. The Company's Audit Committee will select independent auditors for the current year sometime after the Meeting.

    As previously noted, on December 21, 1994, the Company and PriceCostco consummated the Exchange Offer transaction in which PriceCostco, the Company's former corporate parent, implemented a spin-off reorganization that resulted in the Company becoming a separate, publicly-held corporation. Following the consummation of such transaction, the Company determined to change its principal independent accountant from Arthur Andersen LLP, the principal independent accountant of PriceCostco, to Ernst & Young LLP. The Board of Directors of the Company approved the change of principal independent accountant to Ernst & Young LLP on January 18, 1995. Arthur Andersen LLP was dismissed as the Company's principal independent accountant as of January 24, 1995, and Ernst & Young LLP was engaged as of the same date.

    The report of Arthur Andersen LLP on the financial statements for the Company's fiscal year 1994 (which was the only year in which Arthur Andersen LLP performed an audit for the Company) did not contain any adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope or accounting principles. In addition, during the Company's most recent fiscal year and the subsequent interim period preceding January 24, 1995, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreement in connection with its reports.

                            SECTION 16(A) REPORTING

    Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during fiscal 1995.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than August 15, 1996 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by Proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders is being mailed with this Proxy Statement to stockholders on or about December 13, 1995. Upon request the Company will furnish the Annual Report to any stockholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Daniel T. Carter, SECRETARY

San Diego, California
December 13, 1995

PROXY                PRICE ENTERPRISES, INC.
                      4649 MORENA BOULEVARD
                  SAN DIEGO, CALIFORNIA  92117

          THE UNDERSIGNED STOCKHOLDER(S) OF PRICE ENTERPRISES, INC. (THE "COMPANY") HEREBY CONSTITUTES AND APPOINTS ROBERT E. PRICE AND DANIEL T. CARTER, AND EACH OF THEM, ATTORNEYS AND PROXIES OF THE UNDERSIGNED, EACH WITH POWER OF SUBSTITUTION, TO ATTEND, VOTE AND ACT FOR THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON JANUARY 16, 1996, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, ACCORDING TO THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE, AND WITH ALL THE POWERS WHICH THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, AS FOLLOWS:




                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

I plan to attend the meeting.  / /

     1.   ELECTION OF DIRECTORS

    / / FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)

    / / WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

     / / Nancy Y. Bekavac     / / Katherine L. Hensley      / / Robert E. Price

     / / Murray L. Galinson   / / Leon C. Janks

     / / William P. Dickey    / / Paul A. Peterson


     2. In their discretion, the Proxies are authorized to transact such other business as may properly come before the Meeting.



This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for election of the Board's nominees for directors.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



-----------------------------------
Signature



-----------------------------------
Signature if held jointly


DATED:
      ---------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.